EXHIBIT 10

HOME FEDERAL BANK

REVISED EMPLOYMENT AGREEMENT

THIS REVISED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 21st day of July, 2010, and effective as of the 1st day of July, 2011, by and between HOME FEDERAL BANK, a South Dakota corporation (hereinafter referred to as the “Bank”), P. O. Box 5000, Sioux Falls, South Dakota 57117-5000 and Curtis L. Hage (the “Employee”).

RECITALS

A.                                   The Employee is currently serving as Chairman and Chief Executive Officer of the Bank.

B.                                     The Board of Directors of the Bank recognizes the important service that the Employee provides and will continue to provide for the Bank.

C.                                     The Board of Directors of the Bank has previously approved and authorized the execution of a Restated Employment Agreement with the Employee.

D.                                    The Board of Directors of the Bank has previously approved and authorized the execution of a Restated Change-in-Control Agreement with the Employee.

E.                                      South Dakota Codified Law Section 53-8-7 allows written agreements to be amended without additional consideration.

F.                                      The Board of Directors of the Bank recognizes its responsibility to undertake an orderly process to provide for a successor to the positions held by Employee and regards this Agreement as an extension of that responsibility.

G.                                     Given the Employee’s notice of retirement as of December 31, 2011, the Board of Directors of the Bank hereby provides the Employee timely notice of non-extension of the Restated Employment Agreement beyond June 30, 2011.

H.                                    The Board of Directors of the Bank desires and intends the Employee to continue his employment thereafter pursuant to the terms and conditions contained in this Revised Employment Agreement as part of the commitment of the Board of Directors to an orderly transition of the positions held by the Employee.

I.                                         The Employee recognizes that during the term of this Agreement the Board of Directors may appoint a successor to all or some of the positions held by the Employee.

J.                                        The Board of Directors of the Bank and of HF Financial Corp., the parent company of the Bank, have authorized the Chair of the HF Financial Corp. Personnel, Compensation and Benefits Committee to finalize and sign the Agreement with the Employee.

COVENANTS

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained herein, the parties agree as follows:

1.                                      Term

This Agreement shall commence on July 1, 2011, and shall continue in effect through December 31, 2011, unless terminated earlier pursuant to Section 5 of this Agreement; the commencement and effectiveness of this Agreement is contingent upon the Employee remaining employed by the Bank through June 30, 2011, pursuant to the terms of his Restated Employment Agreement.  Any termination of the Employee’s employment with the Bank prior to July 1, 2011, will be controlled solely by the terms of the Restated Employment Agreement.

2.                                      Employment

(a)                                  The Employee currently serves as Chairman and Chief Executive Officer of the Bank and shall have all such authority, powers, duties, and responsibilities as may be given to the Employee from time to time by the Board of Directors. Until such time as a successor to all or some of the positions held by the Employee shall be appointed by the Board of Directors, Employee shall devote substantially all of the Employee’s working time and efforts to the affairs of the Bank.

(b)                                  Employee recognizes that during the term of this Agreement and pursuant to a succession process undertaken by the Board of Directors, there may be appointed a successor to all or some of the positions held by the Employee.  Employee acknowledges that providing for an orderly and successful transition for his successor is a material reason for the execution of this Agreement.  Accordingly, during the term of this Agreement the Employee will, on a timely and substantial basis, act in compliance with the directives of the Board of Directors and in the interests of the Bank to facilitate and provide for an orderly and successful transition for his successor.

3.                                      Compensation

(a)                                  The Bank shall pay the Employee a base salary at an annualized rate of no less than THREE HUNDRED FIFTY-NINE THOUSAND SIX HUNDRED AND 00/100 ($359,600) during the term of this Agreement upon the same frequency and on the same basis that that Bank normally makes salary payments to other Employee personnel. Appropriate adjustments will be made to the Employee’s base salary giving consideration to the value of the Employee’s services and to comparable adjustments to salaries paid to other executive employees of the Bank.

(b)                                  The Employee shall participate in the same manner as other executives in the Bank’s executive incentive plans during the term of this Agreement.

4.                                      Benefits

The Bank shall provide the Employee, in addition to the base salary, all benefits made available to other officers of the Bank as described in the Bank’s benefit plan(s) including, but not limited to group term life insurance, group medical, dental and disability coverage, paid Personal Time Off (PTO), and retirement.

5.                                      Termination

(a)                                  Termination for Cause. The Bank shall have the right to immediately discharge the Employee for Cause. Cause shall include:

(i)                                     Material violation of a law or regulation which:

(a)                                  Governs the Employee’s conduct as an officer of the Bank; or

(b)                                 In the reasonable opinion of the Bank affects the Employee’s fitness to serve in his position;

(ii)                                  Substantial neglect of the Employee’s duties;

(iii)                               Action or inaction, which materially and adversely impacts the Bank’s safety, soundness, security, assets, customers or employees;

(iv)                              Dishonesty of a material nature;

(v)                                 Failure to comply with material rules, regulations or policies of the Bank;

(vi)                              Engaging in personal conduct which, when considering the Employee’s position with the Bank, would materially detract from its business reputation in the community served;

(vii)                           Material breach of any material covenant or condition of this Agreement; and

(viii)                        Willful and material misconduct.

Nothing in this provision shall prevent the Bank from putting the Employee on a paid or unpaid administrative leave during the pendency of criminal charges against the Employee, during an investigation (internal or otherwise) into any suspected misconduct or illegal conduct of the Employee, or for any other reason deemed appropriate in the reasonable discretion of the Bank. Nothing in this provision shall prohibit the Bank from reasonably disciplining the Employee for wrongdoing or misconduct in a manner that does not result in termination. Discipline or discharge under this section shall be preceded by a fair and complete investigation, including an opportunity for the Employee to provide information which he deems relevant.

(b)                                  Termination Without Cause. The Employee’s employment under this Agreement may be terminated without Cause at any time upon written notice to the Employee.

The Employee may terminate this Agreement at any time upon written notice to the Chair of the HF Financial Corp. Personnel, Compensation and Benefits Committee.

(c)                                  Absenteeism. If the Employee is absent from work in partial-day or full-day increments for any reason, including but not limited to illness or injury, for a period of time or in a manner that materially affects the functioning of the Bank or of the Employee’s direct or indirect reports, the Bank may, in its reasonable discretion, terminate the Employee’s employment with the Bank without prior notice; provided, however, that absence resulting from approved/excused extended vacation, and/or leave of absence and/or temporary relocation will not be considered grounds for termination. Nothing in this absenteeism provision shall relieve the Bank from fulfilling any duties it may have under the Americans with Disabilities Act, any applicable State Human Rights Act, the Family and Medical Leave Act, or any other applicable law or regulation nor shall it preclude the Employee from receiving benefits to which the Employee may be entitled under any disability plan or agreement sponsored by the Bank.

(d)                                  Death. The Employee’s employment hereunder shall terminate automatically upon the Employee’s death.

(e)                                  Severance Terms. Upon termination of the Employee’s employment under this Section 5, the Employee shall forfeit all rights to future compensation under Section 3; provided, however, that if employment is terminated by the Bank without Cause, upon expiration of the term of this Agreement, or as a result of the Employee’s death or disability as described in Section 5(e)(iii), compensation under Section 3(b) will not be forfeited, and, notwithstanding any terms to the contrary in any incentive plans in which the Employee participates, the Employee or the Employee’s Estate/heirs will be entitled to receive prorated incentive compensation equal to fifty (50) percent of what the Employee would have received had he been employed by the Bank for the entire fiscal plan year.  Except where termination follows a change in control, as defined in the Employee’s Restated Change-in-Control Agreement, and subject to the Employee’s signing and not revoking a release of claims in a form reasonably acceptable to the Bank, and further subject to compliance with Section 6 below (Agreement Not to Compete), the Employee shall receive the following amounts, except to the extent previously paid by the Bank to the Employee, as full payment, compromise and settlement of all non-vested compensation, and as additional consideration for the restrictive covenants contained in this Agreement:

(i)                                     In the event the Employee’s employment is terminated by the Bank for Cause, the Bank shall pay the Employee the Employee’s full salary through the date of termination for Cause, at the rate in effect at the time of notice of termination, and the Bank shall thereafter have no further obligation to the Employee under this Agreement;

(ii)                                  In the event the Employee’s employment is terminated by the Bank without Cause, other than by reason of death or disability as described in Section 5(e)(iii), the Employee shall be paid his base salary through the date of termination and, in addition, shall continue to be paid his base salary through December 31, 2011;

(iii)                               In the event the Employee’s employment is terminated by the Bank because of disability (as defined by and determined under the Bank’s Disability Plan), the Bank will pay the Employee through the last day of the month in which the Employee is terminated plus on the 90th day following the Employer’s termination of employment an amount equal to three (3) month’s base salary;

(iv)                              In the event of the Employee’s death, the Bank shall pay the Employee’s spouse, beneficiary, or the Employee’s estate, the Employee’s then current salary through the last day of the month in which such death occurs;

(v)                                 In the event the Employee’s employment is terminated by the Employee, and if the Employee provides written notice as required in Section 5(b), the Employee shall be paid the Employee’s full salary through the 90-day notice period set forth in Section 5(b) at the rate in effect at the time of notice of termination, and the Bank shall thereafter have no further obligation to the Employee under this Agreement. Failure to give notice under Section 5(b) shall result in forfeiture of accrued PTO and the Employee shall be paid Employee’s base salary only through the last day worked;

(vi)                              In the event the Employee’s employment is terminated because of and upon expiration of the term of the Agreement stated in Section 1, the Bank shall pay the Employee only the Employee’s full salary through the end of the term of the Agreement, at the rate then in effect, plus accrued PTO; and

(vii)                           Notwithstanding the foregoing payment provisions, if the Bank determines that any payments described above are subject to 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (or a successor provision), the payments described above shall be delayed until the earlier of the Employee’s death or the first day of the month coincident with or next following the sixth month anniversary of the Employee’s termination of employment and shall include all payments theretofore due under this Agreement.  Provided, however, that no payments shall be made and payments already made shall be returned to the Bank if the Employee violates the non-compete provisions contained in Section 6.

(viii)                        Compensation following a change in control, as defined in the Employee’s Restated Change-in-Control Agreement, shall be governed by the terms of that agreement.

6.                                      Agreement Not to Compete

The Employee agrees that during the term of the Employee’s employment hereunder and for a period of one (1) year after termination of this Agreement by the Employee or by the Bank for any reason, voluntarily or involuntarily, with or without Cause under Section 5(b), including expiration of its term, the Employee will not:  either directly or indirectly, on the Employee’s own behalf or as a partner, member, officer, employee, consultant, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation, or the ownership does not involve any managerial or operation responsibility), director or trustee of any person, firm, or corporation or otherwise, engage in or assist others to engage in any business, competing with the business carried on by the Bank, or solicit business from any customers of the Bank, within the cities, towns, municipalities, or counties where the Bank conducts business. “Bank” as used in this provision shall include all branch operations and locations. If the Employee violates the non-compete provisions of this Section 6 the Employee shall return to the Bank any severance payments received after termination under Section 5(e) or under Section 4(a)(iii) of the Employee’s Restated Change in Control Agreement.

7.                                      Solicitation of Employees

The Employee agrees that during the term of the Employee’s employment and for one (1) year after the termination of such employment, the Employee will not induce or attempt to induce any person who is an employee of the Bank to leave the employ of the Bank and engage in any business which competes with the Bank’s business.

8.                                      Confidential Information

The Employee acknowledges that as a result of employment with the Bank, the Employee has access to and knowledge of confidential, trade secret and proprietary information of the Bank. In exchange for the consideration set forth herein, the Employee agrees not to disclose to anyone inside or outside the Bank or use for the Employee’s own benefit or the benefit of others, any of this information without the express written consent of the Bank. The Employee acknowledges an unauthorized disclosure or use of this information would be unfair and would cause the Bank irreparable harm.

9.                                      No Assignments

This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee in the Employee’s reasonable discretion, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effective date of any such succession or assignment shall be a breach of this Agreement.

10.                               Notice

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Chair of the Personnel, Compensation and Benefits Committee of HF Financial Corp with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith. Notices shall be effective upon receipt.

11.                               Entire Agreement/Waivers

This Agreement, the Restated Change-in-Control Agreement, and the Restated Deferred Compensation Agreement, as any of the same may be amended from time to time, represent the entire agreement between the parties and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the Bank and the Employee with respect to the employment of the Employee by the Bank.  In particular, and without limitation, this Agreement upon its effective date supersedes and replaces Employee’s December 31, 2008 Restated Employment Agreement, which is as of July 1, 2011, then without any further force or effect.  Employee expressly acknowledges timely notice hereby of non-extension of the Restated Employment Agreement, which pursuant to Section 1 thereof shall continue in effect only through June 30, 2011.  Except as otherwise provided in the Restated Change-in-Control Agreement, the Employee’s Restated Change-in-Control Agreement shall terminate when Employee’s Restated Employment Agreement terminates.  No waiver of the terms of this Agreement shall be binding upon either party unless in writing, signed by the party to be charged. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of that party’s rights under this Agreement with respect to other violations.

12.                               Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  Employee acknowledges that the provisions of this Agreement which specifically relate to periods, activities, or obligations upon or subsequent to termination of the Employee’s employment, including without limitation the provisions of paragraphs 6, 7, and 8 of this Agreement, survive the termination of the Employee’s employment with Bank and termination of this Agreement.

13.                               Section 409A of the Code

It is the intent of the parties that this Agreement be construed to avoid the excise tax and penalties described in Section 409A of the Code. This Agreement shall be interpreted in a manner consistent with that intent. In that regard, the concept of “termination of employment” shall be interpreted to mean “separation from service” within the meaning of Section 409A.

14.                               Governing Law

The laws of the United States to the extent applicable and otherwise the laws of the State of South Dakota shall govern this Agreement.

15.                               Arbitration and Remedies

(a)                                  Except as otherwise expressly provided in this Agreement, any dispute or claim arising under or with respect to this Agreement, or the termination of this Agreement, will be resolved by arbitration in the state of South Dakota in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a mutually agreeable neutral arbitrator. The decision or award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment or order in any Court of competent jurisdiction;

(b)                                  All information and documentation submitted by the parties or received from any other source, together with all transcripts of the hearing(s) or other proceedings, and the arbitrator’s findings shall be treated by the arbitrator and the parties as Confidential Information and the participants agree not to disclose or turn over any such information or documentation to a third party without the prior written consent of the parties, or pursuant to a lawful subpoena or court order, or an order to obtain injunctive relief;

(c)                                  Employee acknowledges that compliance with Sections 6, 7, and 8 is necessary to protect the business and good will of the Bank, and that a breach of these sections would irreparably and continually damage the Bank for which money damages may not be adequate. Consequently, the Employee agrees that the Bank will be entitled to injunctive and other equitable relief from the courts for breach or threatened breach of these sections and the Employee agrees that it will not be a defense to any request for such relief that the Bank has an adequate remedy at law. For purposes of any such proceeding, the Bank and the Employee submit to the non-exclusive jurisdiction of the courts of the state of South Dakota, and of the United States located in the State of South Dakota, and each agrees not to raise and waives any objection to or defense based on the venue of any such court or forum non-conveniens;

(d)                                  If a court of competent jurisdiction determines that any provision of this Agreement is unreasonable in scope, time, or geography, it is hereby authorized by the Employee and the Bank to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances. The restrictive covenants in Section 6 shall be deemed separate covenants for each and every state, county, municipality, and town, and in the event the covenants for one or more of the geographic territories is determined to be unenforceable, the remaining covenants shall continue to be effective; and

(e)                                  The Bank will also have such other legal remedies as may be appropriate under the circumstances including, but not limited to, recovery of damages occasioned by a breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE

/s/ Curtis L. Hage	/s/ Christine Hamilton
Curtis L. Hage	By:	Christine Hamilton
	Its:	Chair, HF Financial Corp.
Personnel, Compensation and
Benefits Committee